Contact:

Barry J. Gordon	Marc H. Klee
Chairman of the Board	President
Ardent Acquisition Corporation	Ardent Acquisition Corporation
(516) 739-1017	(516) 739-1017

FOR IMMEDIATE RELEASE

ARDENT ACQUISITION CORPORATION
COMPLETES INITIAL PUBLIC OFFERING

       Garden City, New York, March 2, 2005 – Ardent Acquisition Corporation (OTC Bulletin Board: AACQU) announced today that its initial public offering of 6,000,000 units was consummated. Each unit consists of one share of common stock and two warrants. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $36,000,000 to the Company. EarlyBirdCapital, Inc. acted as managing underwriter for the initial public offering. A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, Suite 1203, New York, New York 10016.

      Audited financial statements as of March 2, 2005 reflecting receipt of the proceeds upon consummation of the initial public offering have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

      The Company also announced that EarlyBirdCapital, Inc. has notified the Company that separate trading of the common stock and warrants included in the units would commence on or about March 9, 2005.

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